Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement No. 333-137408 of our report dated March 30, 2005, relating to the consolidated financial statements and financial statement schedule of Smith Micro Software, Inc. as of December 31, 2004, and for each of the two years in the period ended December 31, 2004, appearing in the Annual Report on Form 10-K of Smith Micro Software, Inc. for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Costa Mesa, California
October 26, 2006